Exhibit 99.1

   7-Eleven, Inc. Reports 2003 Third Quarter Results; Core Earnings Grow
     36 Percent; Company Raises 2003 Guidance and Provides 2004 Outlook

   Third quarter highlights:
    - Achieved increase in total revenue of $273.8 million, or 9.9 percent, to $3.0 billion
    - Increased total merchandise sales by $122.6 million, or 6.2 percent, to $2.1 billion
    -  Increased quarterly U.S. same-store merchandise sales by 3.7 percent
    - Grew total gasoline gallons by 5.2 percent to 552 million; increased total gasoline revenue by 19.8 percent to $903.5 million
    - Improved gasoline gross profit by $24.1 million with a 16.4 cent per-gallon margin
    - Achieved core earnings growth of 35.6 percent, to $39.2 million, or $0.33 per diluted share

   DALLAS, Oct. 23 /PRNewswire-FirstCall/ -- 7-Eleven, Inc. (NYSE: SE), the largest chain in the convenience retailing industry, today reported that core earnings, which exclude non-operating items, grew by 35.6 percent to $0.33 per diluted share, or $39.2 million, for the quarter ended September 30, 2003. This compares to core earnings of $28.9 million, or $0.25 per diluted share, in the third quarter of 2002. The company achieved higher merchandise and gasoline gross profit for the quarter, which were partially offset by an anticipated after-tax decline of $3.2 million in the Seven-Eleven Japan licensing royalties and higher operating, selling, general and administrative expenses (OSG&A). Third quarter net earnings for 2003 were $25.9 million, or $0.22 per diluted share, compared to net earnings in the third quarter of 2002 of $29.5 million, or $0.25 per diluted share.

                          EARNINGS SUMMARY (Unaudited)
                                 (in millions)
                                                             Three Months
                                                                Ended
                                                            September 30,
                                                            2002       2003

   Net Earnings                                            $29.5      $25.9
   Adjustments (Net of Tax):
   Non-Operating Items:
   -- Debt Redemption and Other Items, Net                   ---       (2.2)
   -- Cumulative Effect of Accounting Change (FASB
       Interpretation No. 46, Consolidation
        of Variable Interest Entities)                       ---       10.2
   --  Discontinued Operations (SFAS No. 144,
        Impairment/Disposal of Long-Lived Assets)           (0.1)      (0.9)
   --  (Gain) Loss from Currency Conversion                 (0.5)       6.2
   Core Earnings                                           $28.9      $39.2

   Review of Core Earnings
   Total revenues for the third quarter grew 9.9 percent, to $3.0 billion. Total merchandise sales for the third quarter rose 6.2 percent to $2.1 billion. The company achieved a 3.7 percent increase in U.S. same-store merchandise sales for the quarter, on top of a 3.2 percent increase for the third quarter of 2002. Categories that contributed to the merchandise sales increase included prepaid cards, fresh food, beverages, beer and cigarettes.
   For the third quarter, merchandise gross profit grew 4.3 percent to $726.3 million. Merchandise gross profit margin declined by 63 basis points to 34.55 percent compared to the prior-year quarter. Changes in product mix positively impacted merchandise sales and gross profit dollars, but resulted in a lower merchandise margin during the quarter. This was partially offset by a continuation of the favorable trends from managing cost of goods and shortage.
   "7-Eleven continues to achieve consistent merchandise sales growth with our 75th consecutive month of U.S. same-store merchandise sales increases reported in September 2003," said Jim Keyes, 7-Eleven's president and chief executive officer. "A key driver of our sales success and a point of differentiation for 7-Eleven stores is our heavy emphasis on product innovation. An example during the third quarter was the new zero calorie Diet Pepsi Slurpee(R) flavor. Exclusive products like Diet Pepsi Slurpee can attract a broader consumer base to our stores."
   7-Eleven grew total gasoline gallons 5.2 percent to 552.1 million gallons for the third quarter of 2003. Total gasoline revenues for the quarter were $903.5 million, compared to $754.3 million in the same quarter a year ago.
The 19.8 percent increase in gasoline revenues is primarily due to a 20-cent increase in gasoline prices year over year, as well as a 3.4 percent increase in per-store gallon sales. The average retail price of gasoline was $1.64 in the third quarter of 2003, compared to $1.44 in the third quarter of 2002.
   Gasoline gross profit rose to $90.7 million, a 36.3 percent increase over the third quarter of 2002. Expressed as cents per gallon, the gasoline margin was 16.4 cents in the third quarter of 2003 compared to 12.7 cents in the third quarter of 2002. Declining wholesale costs midway through the third quarter, followed by generally stable retail pricing, contributed to the higher gasoline gross profit.
   "We continue to produce strong results in both gasoline volume and margin," said Keyes. "Active daily monitoring of gasoline retail prices has provided a consistent, stable performance over the last eleven years. Proactive management of gasoline in this year's more favorable marketplace has enabled us to produce the strongest nine month results for gasoline in several years."
   OSG&A expense rose 6.2 percent to $546.5 million in the third quarter of 2003. Expressed as a percent of total revenue, OSG&A was 18.0 percent. The primary drivers of the year-over-year increase were higher occupancy expenses, employee benefits, environmental costs and credit card processing fees. After normalizing for the higher gasoline revenue due to the 20-cent per gallon increase in gasoline retail prices year over year, OSG&A for the third quarter of 2003 as a percent of total revenue would have been 18.7 percent or basically flat with the prior-year quarter.

   2003 Revised Guidance
   "Through the first nine months of 2003, our results have exceeded our expectations," said Keyes. "As a result, we are increasing our guidance for full year 2003 core earnings per diluted share to be in a range of $0.76 to $0.78, up from our earlier guidance of $0.70 to $0.75."

   Balance Sheet
   During the third quarter of 2003, 7-Eleven invested $72 million in capital expenditures. The company opened 19 stores in the U.S. and Canada during the third quarter and operated 5,799 stores as of September 30, 2003.
   In September 2003, the company announced a mandatory conversion of 100 percent of its outstanding 1998 Convertible Quarterly Income Debt Securities due 2013 (the "1998 QUIDS") into shares of the company's common stock. The principal amount of the 1998 QUIDS was $80.0 million, with an interest rate of 4.5 percent, and converted into approximately 6.5 million shares of the company's common stock.
   Ed Moneypenny, senior vice president and chief financial officer of 7-Eleven, said, "This reduction in our debt strengthens our balance sheet and decreases our interest expense. As a result of this conversion, total consolidated debt will be reduced by $80 million, and the annual interest savings will result in an increase to 7-Eleven's pretax earnings and operating cash flows of $3.6 million."

   7-Eleven Stores
   Internationally, licensees opened a net 354 stores during the third quarter of 2003. In August 2003, Seven-Eleven Japan celebrated the opening of their 10,000th store. As of September 30, 2003, there were approximately 25,500 7-Eleven stores around the globe.

   Summary of Non-Operating Items
   During the third quarter of 2003, the company closed seven stores. In accordance with SFAS 144, the company reclassified the after-tax results of stores closed during the quarter, as well as the results of store closings since January 1, 2002, to Discontinued Operations. Included in Discontinued Operations for the third quarter of 2003 is a $3.3 million after-tax gain from the sale of 12 non-strategic stores in Wisconsin.
   FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," required the company to consolidate approximately $178 million of real estate leases and the associated assets onto the company's balance sheet. The cumulative effect from this accounting change amounted to $10.2 million after-tax, which represents the accumulated depreciation for the assets since inception.
   The company also reported an after-tax, non-cash currency conversion loss of $6.2 million in the third quarter of 2003, compared to an after-tax, non-cash gain of $0.5 million in the corresponding quarter a year ago.
    Debt redemption and other items is comprised of a gain from early retirement of debt, partially offset by a reduction of an environmental receivable. As previously reported, the company retired $390 million of its public debentures in July and recorded an after-tax gain of $6.5 million. As of June 30, 2003, the company had a net receivable for the estimated reimbursement of a portion of its remediation costs in the state of California of $34.8 million. As a result of the company's review of the potential timing of the receipt of future reimbursements, the company recognized an after-tax charge of about $4.3 million to reflect a lower net present value associated with these assets.

   2004 Outlook
   "As we approach 2004, we are enthusiastic about the opportunity to continue to grow the 7-Eleven brand," added Keyes. "We are focused on building our traditional convenience business as well as further developing our fresh food and services businesses to position the company for sustainable long-term growth," said Keyes. "For 2004, we expect to produce a same-store sales increase in the range of 4 to 5 percent, continuing to build on our sales momentum from the last several years. In addition, we expect core earnings per diluted share to increase for 2004 to a range of $0.85 to $0.88."
   The company anticipates that capital expenditures in 2004 will be in the range of $345 million to $375 million, and expects to open around 100 to 125 stores throughout the U.S. and Canada.

   Core Earnings Guidance
   The company believes that core earnings, which exclude non-operating items, are more indicative of the company's operating performance than net earnings. Certain items that impact net earnings, such as a gain or loss on foreign currency conversion, are difficult to forecast. Therefore, the company provides guidance based on core earnings.

   Internet Broadcast of Earnings Conference Call and Replay
   The third quarter 2003 earnings conference call will begin at 9:00 a.m. Eastern Time on Thursday, October 23, 2003. The call will be available by Webcast at www.7-Eleven.com or by telephone at 1-800-795-1259 for domestic callers or 1-785-832-2422 for international callers. The replay of the call will be available for one week, beginning approximately two hours after the call concludes. The call may be accessed either through the Investor Relations section of www.7-Eleven.com or by calling 1-800-283-5758 (domestic callers) or 1-402-220-0863 (international callers).

   About 7-Eleven, Inc.
   7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven(R) stores in the United States and Canada and licenses approximately 19,700 7-Eleven stores in 17 other countries and U.S. territories throughout the world. During 2002, 7-Eleven stores worldwide generated total sales of more than $33 billion. Find out more online at www.7-Eleven.com.

   This release, and the accompanying discussion on the earnings conference call on October 23, 2003, includes certain statements that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful.

    Contact Information:
    Carole Davidson, CFA
    Investor Relations Vice President
    (214) 828-7021

                      7-ELEVEN, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
          (Shares and dollars in thousands, except per-share data)
                                (UNAUDITED)

                                 Three Months            Year To Date
                              Ended September 30      Ended September 30
                               2002        2003        2002        2003

   Revenues:
     Merchandise sales     $1,979,692  $2,102,332  $5,430,833  $5,763,785
     Gasoline sales           754,332     903,529   2,031,677   2,556,872
       Net sales            2,734,024   3,005,861   7,462,510   8,320,657
     Other income              24,246      26,172      78,741      71,164
       Total revenues       2,758,270   3,032,033   7,541,251   8,391,821

   Costs and expenses:
     Merchandise cost of
      goods sold            1,283,197   1,376,039   3,529,464   3,779,142
     Gasoline cost of
      goods sold              687,739     812,789   1,847,031   2,305,810
       Total cost of
        goods sold          1,970,936   2,188,828   5,376,495   6,084,952
     Franchisee gross
      profit expense          207,634     220,175     561,434     597,842
     Operating, selling,
      g&a expenses            514,469     546,507   1,450,766   1,525,025
     Interest expense, net     16,295      19,688      48,460      52,483
       Total costs
        and expenses        2,709,334   2,975,198   7,437,155   8,260,302

   Earnings from continuing
    operations before income
    tax and cumulative effect
    of accounting change       48,936      56,835     104,096     131,519
   Income tax expense          19,575      21,597      41,638      49,977

   Earnings from continuing
    operations before
    cumulative effect of
    accounting change          29,361      35,238      62,458      81,542

   Earnings (loss) on
    discontinued operations
    (net of tax (expense)
    benefit of $(60),
    $(568), $6,696
    and $697)                      90         926     (10,044)     (1,137)

   Cumulative effect of
    accounting change (net of
    tax benefit of  $ --- ,
    $6,550, $18,759 and
    $6,550)                       ---     (10,244)    (28,139)    (10,244)

   Net earnings               $29,451     $25,920     $24,275     $70,161

   Net earnings per common
    share:
     Basic
       Earnings from continuing
        operations before
        cumulative effect of
        accounting change        $.28        $.33        $.60        $.78
       Earnings (loss) on
        discontinued
        operations                .00         .01        (.10)       (.01)
       Cumulative effect
        of accounting change      ---        (.10)       (.27)       (.10)
       Net earnings              $.28        $.24        $.23        $.67


     Diluted
       Earnings from continuing
        operations before
        cumulative effect of
        accounting change        $.25        $.29        $.55        $.71
       Earnings (loss) on
        discontinued operations   .00         .01        (.08)       (.01)
       Cumulative effect
        of accounting change      ---        (.08)       (.22)       (.08)
       Net earnings              $.25        $.22        $.25        $.62


     Weighted average shares:
       Basic                  104,830     105,837     104,824     105,201
       Diluted                125,894     127,570     125,889     126,813

   Operating stores at end
    of period                                           5,784       5,799


                            FINANCIAL HIGHLIGHTS
                                              Three Months Ended
                                                                   % or Unit
   ($ millions - except per share data)   09/30/02      09/30/03     Change

   Earnings
     Core Earnings                          $28.9         $39.2
     Conversion Gain/(Loss)                   0.5          (6.2)
     Debt Redemption and Other Items          ---           2.2
     Discontinued Operations (SFAS No. 144)   0.1           0.9
     Cumulative Accounting Change  (A)        ---         (10.2)
     Net Earnings (Loss) as Reported        $29.5         $25.9

   Net earnings per diluted share

     Core Earnings                           $.25          $.33
     Conversion Gain/(Loss)                   .00          (.06)
     Debt Redemption and Other Items          ---           .02
     Discontinued Operations (SFAS No. 144)   .00           .01
     Cumulative Accounting Change (A)         ---          (.08)
     Net Earnings (Loss) as Reported         $.25          $.22

     Weighted Average Shares
      Outstanding (basic in 000's)        104,830       105,837
     Weighted Average Shares
      Outstanding (diluted in 000's)      125,894       127,570

     EBITDA (B)                            $138.4        $157.9      $19.5

   Interest Coverage Ratio (C)

   Key Data
     Total Revenue                       $2,758.3      $3,032.0        9.9 %

     Merchandise Sales                   $1,979.7      $2,102.3        6.2 %
       U.S. Same-Store Sales
       Increase                               3.2 %         3.7 %
       Merchandise Gross Profit            $696.5        $726.3      $29.8
       Merchandise GP Margin                35.18 %       34.55 %      (63)bp

     Gasoline Sales                        $754.3        $903.5       19.8 %
       Gasoline Gallons                     524.6         552.1        5.2 %
       Gasoline Gross Profit                $66.6         $90.7       36.3 %
       Gasoline CPG                          12.7          16.4        3.7
       Gasoline GP Margin                    8.83 %       10.04 %      121 bp

   Average Per Store Day Data Percent
    Incr/(Decr)
     Merchandise GP Growth per store         5.8 %         2.5 %      (3.3)
     Gasoline Gallons Sold                   4.4 %         3.4 %      (1.0)
     Gasoline GP Dollars                   (13.0)%        33.8 %      46.8
     Total GP Dollars                        1.7 %         8.3 %       6.6

   Total Stores (end of period)
     U.S. and Canada
       Gasoline Stores
     Worldwide

   Balance Sheet Items (end of period)
     Debt
     Convertible Quarterly Income Debt
      Securities
     Stockholders' Equity


                      FINANCIAL HIGHLIGHTS (Continued)

                                              Nine Months Ended
                                                                  % or Unit
   ($ millions - except per share data)    09/30/02     09/30/03    Change

   Earnings
     Core Earnings                          $73.7        $81.4
     Conversion Gain/(Loss)                  (7.2)        (3.8)
     Debt Redemption and Other Items         (4.1)         3.9
     Discontinued Operations (SFAS No. 144) (10.0)        (1.1)
     Cumulative Accounting Change (A)       (28.1)       (10.2)
     Net Earnings (Loss) as Reported        $24.3        $70.2

   Net earnings per diluted share

     Core Earnings                           $.65         $.71
     Conversion Gain/(Loss)                  (.07)        (.03)
     Debt Redemption and Other Items         (.03)         .03
     Discontinued Operations (SFAS No. 144)  (.08)        (.01)
     Cumulative Accounting Change (A)        (.22)        (.08)
     Net Earnings (Loss) as Reported         $.25         $.62

     Weighted Average Shares
      Outstanding (basic in 000's)        104,824      105,201
     Weighted Average Shares
      Outstanding (diluted in 000's)      125,889      126,813

     EBITDA (B)                            $343.1       $409.0    $65.9

   Interest Coverage Ratio (C)               6.51         6.35

   Key Data
     Total Revenue                       $7,541.3     $8,391.8     11.3 %

     Merchandise Sales                   $5,430.8     $5,763.8      6.1 %
       U.S. Same-Store Sales Increase         3.1 %        3.4 %
       Merchandise Gross Profit          $1,901.4     $1,984.6    $83.2
       Merchandise GP Margin                35.01 %      34.43 %    (58)bp

     Gasoline Sales                      $2,031.7     $2,556.9     25.9 %
       Gasoline Gallons                   1,487.1      1,588.4      6.8 %
       Gasoline Gross Profit               $184.6       $251.1     36.0 %
       Gasoline CPG                          12.4         15.8      3.4
       Gasoline GP Margin                    9.09 %       9.82 %     73 bp

   Average Per Store Day Data Percent
    Incr/(Decr)
     Merchandise GP Growth per store          5.4 %        2.4 %   (3.0)
     Gasoline Gallons Sold                    3.6 %        4.1 %    0.5
     Gasoline GP Dollars                     (8.0)%       32.5 %   40.5
     Total GP Dollars                         2.6 %        8.1 %    5.5

   Total Stores (end of period)
     U.S. and Canada                        5,784        5,799       15
       Gasoline Stores                      2,460        2,444      (16)
     Worldwide                             23,907       25,515    1,608

   Balance Sheet Items (end of period)
     Debt                                $1,401.2     $1,437.3
     Convertible Quarterly Income Debt
      Securities                           $380.0       $300.0
     Stockholders' Equity                  $172.3       $335.5

    (A) Year-to-date 2002 and 2003 reported net earnings includes the one-time cumulative effect charges of $(28.1) million and $(10.2) million, respectively, or $(0.22) and $(0.08) per diluted share, respectively, in connection with the adoption of SFAS No. 143 in 2002 and FIN 46 in 2003 which relates to variable interest entities.
    (B) EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative accounting changes.
    (C) Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ending September 2002 and 2003, respectively.

SOURCE  7-Eleven, Inc.
   -0-                             10/23/2003
   /CONTACT: Carole Davidson, CFA, Investor Relations Vice President of 7-Eleven, Inc., +1-214-828-7021/
   /Web site:  http://www.7-eleven.com /
   (SE)

CO:  7-Eleven, Inc.
ST:  Texas
IN:  REA
SU:  ERN ERP CCA MAV